UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2016
Remark Media, Inc.

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3960 Howard Hughes Parkway, Suite 900 Las Vegas, NV	89169	702-701-9514
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 16, 2016, Remark Media, Inc. (“we”, “us” or “our”), together with our wholly-owned subsidiary KanKan Limited, entered into an Asset and Securities Purchase Agreement (the “Purchase Agreement”) with China Branding Group Limited (“Seller”) and certain of its subsidiaries (the “Target Entities”). Subject to the terms and conditions under the Purchase Agreement, we have agreed to purchase all of the outstanding equity interests of the Target Entities (the “Transaction”) for consideration including (i) $7.5 million of cash and (ii) four-year warrants (the “Warrants”) to purchase up to 6,250,000 shares of our common stock at an exercise price of $10.00 per share, subject to certain anti-dilution adjustments (the “Purchase Price”). At closing, the parties will deposit a portion of the Purchase Price, including $375,000 in cash and Warrants to purchase 312,500 shares of our common stock, into escrow for 15 months to secure certain obligations of Seller under the Purchase Agreement.

The cash portion of the Purchase Price may be adjusted based on the difference between the working capital of the Target Entities at closing and a specified target. The Warrants will not be exercisable unless and until we receive related stockholder approvals, including but not limited to stockholder approval required under Nasdaq Listing Rule 5635(a) for a potential issuance of shares exceeding 19.9% of our shares outstanding. Additionally, if the closing price of our common stock does not exceed the sum of $10.00 per share plus the fair value of the Warrants at the time of issuance (the “Assumed Warrant Value”) for any 15 individual trading days in any consecutive 30-trading-day period during the term of the Warrants, upon the Warrants’ expiration date we will issue, in exchange for the Warrants, such number of shares of our common stock equal to (x) the number of shares issuable upon exercise of the Warrants, multiplied by (y) 50% of the Assumed Warrant Value, divided by (z) the volume weighted average price of our common stock during the 30 trading days ending on the Warrants’ expiration date. We also agreed to provide resale registration rights for the shares of our common stock issuable upon exercise of the Warrants.

The Purchase Agreement contains representations, warranties, covenants, indemnifications and closing conditions customary for transactions of this type. Additionally, the Purchase Agreement contains the following closing conditions, among others: (i) our receipt of financing for the transaction; (ii) the consent of the lenders under our main credit facility; (iii) the approval of the Transaction by certain of Seller’s shareholders; (iv) the withdrawal of a winding-up petition against Seller in accordance with Cayman Islands law; and (v) Seller’s ownership of 100% of the outstanding equity securities of one of the Target Entities. Additionally, Seller and the Target Entities have agreed not to engage in certain transactions or take certain actions prior to closing without our prior written consent.

The Purchase Agreement is subject to customary termination provisions, and also may be terminated by any party if (i) the Transaction has not been approved by certain of Seller’s shareholders or (ii) closing has not occurred on or before June 30, 2016.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference. We have included the Purchase Agreement to provide investors and stockholders with information regarding its terms, but not to provide any other factual information about us, Seller or the Target Entities. The Purchase Agreement contains representations and warranties that the parties to the Purchase Agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the issuance of shares of our common stock pursuant to the Warrants is incorporated into this Item 3.02 by reference.  The offer and sale of such securities is being made in reliance upon an exemption from the registration requirements pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended.

Item 8.01	Other Events

On May 16, 2016, we issued a press release regarding the Transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1
Asset and Securities Purchase Agreement, dated May 16, 2016, by and among China Branding Group Limited, certain of its subsidiaries listed on the signature page thereto, KanKan Limited and Remark Media, Inc. [1]

99.1	Press release dated	May 16, 2016

1.
We have omitted certain schedules and exhibits to this agreement in accordance with Item 601(b)(2) of Regulation S-K. We will furnish a copy of any omitted schedule and/or exhibit to the SEC upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remark Media, Inc.

Date:	May 18, 2016	By:	/s/ Douglas Osrow
		Name:	Douglas Osrow
		Title:	Chief Financial Officer